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                                                                  EXHIBIT 10.12
                            PARADIGM GENETICS INC.

                        FOUNDER PROPRIETARY INFORMATION
                           AND INVENTIONS AGREEMENT

     In consideration of my employment or continued employment by Paradigm Genetics Inc., a North Carolina corporation (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

     1.   Proprietary Information and Confidentiality

          1.1 Recognition of Company's Rights; Nondisclosure. I acknowledge and agree that during and by reason of my employment with the Company, I may have had access to or received, or may have access to or receive, Proprietary Information (defined below). At all times during my employment and thereafter, I will hold in strictest confidence, and in a fiduciary capacity for the benefit of the Company, and will not disclose, use, lecture upon or publish any Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an executive officer of the Company expressly authorizes in writing such disclosure, use or publication. I agree that all Proprietary Information shall be the sole and exclusive property of the Company and its successors and assigns. I agree that my obligations under this Agreement shall continue as to each item of Proprietary Information until such item has become public knowledge through no fault of mine and by proper means without breach of this Agreement.

          1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential, private, secret or proprietary knowledge, data or information of or concerning the Company and/or its affiliates, including, but not limited to, information relating to products, processes, know-how, trade secrets, designs, formulae, patterns, methods, techniques, developmental or experimental work, improvements, discoveries, inventions, devices, ideas, source and object codes, data, programs, other works of authorship, specifications, plans for research and development, marketing and selling, business plans, projections, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, training techniques and materials, and the skills and compensation of other employees of the Company.

          1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company's employees and agents who need to know such information in connection with their work for the Company) or use, except as required in my work for the Company, Third Party Information unless expressly authorized in writing by an executive officer of the Company.
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     2.   Assignment of Inventions and Other Developments.

          2.1 Disclosure of Inventions and Other Developments. I agree to hold in a fiduciary capacity for the benefit of the Company and to make full and prompt disclosure to the Company of all inventions, discoveries, developments, devices, processes, designs, methods, software, works of authorship, and improvements, whether or not patentable or copyrightable, which are made, conceived, created, discovered, developed, or reduced to practice by me, alone or jointly with others, or otherwise, during the term of my employment by the Company and during the period of six (6) months after the termination of such employment, that relate in any way to the Company's business or actual or anticipated research or development, or result in any way from any work performed by me as an employee for or on behalf of the Company (all of which inventions and other such items described above are collectively referred to as "Developments"). "Developments" shall not include (i) technology and all improvements and enhancements thereto licensed to the Company by Immunovation, Inc. pursuant to any applicable license agreement between the Company and Immunovation, Inc., (ii) any inventions resulting from work done by Immunovation, Inc. under any applicable license agreement between the Company and Immunovation, Inc., and (iii) any work done in connection with my Consultancy Agreement with Novartis Crop Protection, Inc. dated as of January 9, 1998, and the ownership of and obligation to maintain the confidentiality of matters relating to the foregoing agreements shall be governed by such agreements. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to the United States Copyright Act.

          2.2 Assignment of Inventions and Other Developments; Records. I hereby assign and agree to assign to the Company (or any entity or person designated by the Company) all of my right, title and interest in and to all Developments and all intellectual property or other proprietary information or rights with respect thereto (the "Proprietary Rights"), including without limitation all related patents, patent applications, copyrights and copyright applications, and trade secrets. I agree to keep and maintain complete, accurate and current accounts and records (including notes, sketches, and drawings and in any other form that may be required by the Company from time to time) of all Developments and Proprietary Information made, conceived, created, discovered or developed by me, which records shall be available to and shall be and remain the sole and exclusive property of the Company at all times.

          2.3 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to all Developments in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to all Developments in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

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          2.4  Prior Inventions.  Except as I have notified the Company in writing prior to the date of this Agreement, there are no inventions, discoveries or the like which I have made prior to the commencement of my employment with the Company and which are excluded from the scope of this Agreement. The Company acknowledges and agrees that I have notified it of the following patents, which are excluded from the scope of this Agreement: U.S. Patent No. 60071474 (provisional) , hand held maceration device, filed January 12, 1998; and Patent Application No. 60/014,710, multi-layered membrame diagnostic test, filed December 15,1995. The Company acknowledges and agrees that I have notified the Company of my agreements with my former employer, Novartis Crop Protection, Inc., and its affiliates ("Novartis") under which Novartis has certain rights with respect to inventions, discoveries or the like made by me in connection with my employment with Novartis. I have not and will not use any trade secrets of Novartis in the course of my employment with the Company that may expose the Company or any employees of the Company to any liability under any agreement, rule, regulation or statute. No patent, discovery, invention, improvement, process or device made, discovered or developed by me while employed with Novartis or within six months subsequent to such employment has or will be used in any business of the Company in any manner that violates or infringes the intellectual property rights of Novartis or violates any agreement between me and Novartis.

     3. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company, and for twelve (12) months after the date of termination of my employment by the Company, I will not induce any employee of the Company to leave the employ of the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that I may engage in the activities contemplated by the agreements referred to in Section 2.1.

     4. Return of Company Property. When I leave the employ of the Company, I will deliver promptly to the Company any and all records, drawings, sketches, notes, memoranda, reports, specifications, devices, formulae, and documents, together with all copies thereof, any other material containing or disclosing any Developments, Third Party Information or Proprietary Information of the Company, and other property that I shall have received in connection with or otherwise possess by virtue of my employment with the Company.

     5. Remedies. I agree that any breach of this Agreement by me is likely to cause the Company substantial and irrevocable damage and, therefore, I agree that the Company shall have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for breach of this Agreement.

     6.   General Provisions.

          6.1 Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of North Carolina, without regard to conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in North Carolina for any lawsuit filed there against me by the Company arising from or related to this Agreement.

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          6.2  Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

          6.3 Employment. I understand that this Agreement does not constitute a contract of employment and does not imply that my employment will continue for any period of time.

          6.4 Other Provisions. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

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     This Agreement shall be effective as of the first day of my employment with
the Company, namely:                                 .
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                              PARADIGM GENETICS INC.



                              By: /s/ John A. Ryals
                                  --------------------------------
                                  Name: John A. Ryals
                                  Title: CEO/President
                                  Address:


                                  /s/ Sandy J. Stewart
                                  --------------------------------
                                  Sandy J. Stewart

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